                                                                    EXHIBIT 23.1



Board of Directors
Pinnacle Oil International, Inc.

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Pinnacle Oil International, Inc. to be filed on October 18, 1999 of our report dated March 13, 1999, relating to Pinnacle Oil International, Inc.'s Consolidated Balance Sheets at December 31, 1998 and 1997, and its related Consolidated Statements Of Loss, Shareholders' Equity (Deficit) and Cash Flow for the years then ended. We have also audited Pinnacle Oil International, Inc.'s Consolidated Statements of Loss, Shareholders' Equity (Deficit) and Cash Flow for the period January 1, 1997 to December 31, 1998 included in the Consolidated Statements of Loss, Shareholders' Equity (Deficit) and Cash Flow for the period October 20, 1995 (inception) to 31 December 1998 (cumulative).

/s/  Deloitte & Touche LLP

Calgary, Alberta
October 15, 1999